Exhibit 11.1

                   			CORCOM, INC. AND SUBSIDIARIES
		             COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
		                 (In Thousands, except Per Share Data)


                                           						  Thirteen Weeks Ended
					                                      March 30, 1996       April 1, 1995

Net earnings per common
  and common equivalent share:

  Average shares outstanding                    3,751              3,632

  Additional shares assuming
   exercise of dilutive stock
   options-based on the treasury
   stock method using average
   market price                                   189                166

    AVERAGE NUMBER OF COMMON AND
    COMMON EQUIVALENT SHARES                    3,940              3,798

Net earnings                                   $1,264           $    506

Net earnings per common
    and common equivalent share               $   .32           $   .13

Net earnings per common
    and common equivalent share-
    assuming full dilution:
    Average shares outstanding                  3,751             3,632

    Additional shares assuming
     exercise of dilutive stock
     options-based on the treasury
     stock method using the period
     end price if higher than the
     average market price                         189               176

	   FULLY-DILUTED AVERAGE NUMBER
	   OF COMMON AND COMMON
	   EQUIVALENT SHARES                           3,940             3,808

Net earnings                                   $1,264            $  506

Net earnings per common
    and common equivalent share                $  .32            $  .13